ALLIED ASSET ADVISORS FUNDS
                               MULTIPLE CLASS PLAN

                               Adopted May 4, 2000

         This Multiple Class Plan ("Plan") is adopted by ALLIED ASSET ADVISORS FUNDS (the "Trust"), a Delaware Business Trust with respect to the classes of shares ("Classes") of the portfolio of the Trust (the "Fund") set forth on Exhibit A hereto.

1.       PURPOSE

This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act"), as amended (the "Rule"), so as to allow the Trust to issue more than one class of shares of the Fund ("Classes") in reliance on the Rule and to make allocated expenses and payments as contemplated herein.

2.       SEPARATE ARRANGEMENTS/CLASS DIFFERENCES

     A) DESIGNATION OF CLASSES: The Fund set forth on Exhibit A offers two classes of shares: K Class and M Class.

     B) SALES LOAD AND EXPENSES: The Fund's M Class is subject to a Rule 12b-1 fee and a shareholder servicing fee. The Fund's K Class is not subject to a Rule 12b-1 fee or a shareholder servicing fee.

     C) DISTRIBUTION OF SHARES: K Class shares are offered primarily to trusts, fiduciaries and individuals who purchase shares directly through the Fund.
M Class shares are sold primarily to individuals who purchase shares through broker/dealers.

     D) VOTING RIGHTS: Shareholders of each Class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held. Shareholders of the Trust will vote together as a single class; provided, however, that (a) as to any matter with respect to which a separate vote of one or more series or classes thereof is permitted or required by the 1940 Act or the provisions of the instrument establishing and designating the series of class, such requirements as to a separate vote by such series or class thereof shall apply in lieu of all shares of all series and classes thereof voting together; and (b) as to any matter which affects only the interests of one or more particular series or classes thereof, only the shareholders of the one or more affected series or classes shall be entitled to vote, and each such series or class shall vote as a separate series or class.

3.       EXPENSE ALLOCATIONS

         Each class of shares will represent interests in the same portfolio of investments of the Fund, and be identical in all respects to each other class, except as set forth below. The only differences among the various classes of shares of the Fund will relate solely to: (a) different distribution fee payments associated with the Rule 12b-1 Plan for class M shares and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such 12b-1 Plan or any amendment thereto), which will be borne solely by shareholders of such class; (b) different service fees; (c) different shareholder servicing fees; (d) different class expenses, which will be limited to the following expenses determined by the Trust's Board of Trustees to be attributable to a specific class of shares: (i) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholder of a specific class; (ii) Securities and Exchange Commission registration fees incurred by a specific class; (iii) litigation or other legal expenses relating to a specific class; and (iv) accounting expenses relating to a specific class;
(e) the voting rights related to the Rule 12b-1 Plan for class M shares; (f) exchange privileges; and (g) class names or designations. Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly applied to one class of shares of the Fund shall be so applied upon approval by a majority vote of (i) the Trust's Board of Trustees and (ii) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan.

         Certain expenses may be attributable to the Trust, but not particularly to the Fund or a class thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes, except that, if the Trust has series, expenses will first be allocated among series, based upon their relative aggregate net assets. Expenses that are attributable to a particular series, but not to a particular class thereof, will be borne by each class of that series on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the principal underwriter, the investment advisor or other provider of services to the Trust may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

4.       DIVIDENDS

         Dividends paid by the Fund as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount; except that any distribution fees, service fees, shareholder servicing fees and class expenses allocated to a class will be borne exclusively by that class.

5.       EFFECTIVENESS

         This Plan shall become effective with respect to each Class to the extent required by the Rule, after approval by a majority vote of: (i) the Trust's Board of Trustees and (ii) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan.

6.       AMENDMENTS

         All material amendments to this Plan must be approved by a majority vote of: (i) the Trust's Board of Trustees and (ii) the members of the Board of the Trust who are not interested persons of the Trust and have no direct financial interest in the operation of the Trust's plan.

                                    EXHIBIT A
                                     to the
                               Multiple Class Plan

                           ALLIED ASSET ADVISORS FUNDS

FUND                                                          CLASSES

Dow Jones Islamic Index Fund                                  K shares
                                                              M shares